410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Second Quarter and First Six Months of Fiscal 2017 Results

CHICAGO-(March 10, 2017)-Oil-Dri Corporation of America (NYSE: ODC) today announced net income of $4,250,000 or $0.58 of earnings per diluted share for the second quarter of fiscal 2017, an 11% increase compared to net income of $3,821,000 or $0.53 of earnings per diluted share in the same period of the prior year. Net sales for the quarter were $65,174,000 compared to net sales of $65,367,000 in the second quarter of fiscal 2016.

Net income for the first six-months was $6,259,000 or $0.86 of earnings per diluted share, a 33% decrease compared to net income of $9,244,000 or $1.28 of earnings per diluted share in the same period of the prior year. Net sales for the first six-months were $131,786,000 compared to net sales of $133,162,000 in the same period of fiscal 2016.

BUSINESS REVIEW

President and Chief Executive Officer, Daniel S. Jaffee said, “Year to date, we are pleased with the continued expansion of the Company’s gross margins as a result of our Amlan International animal health products, fluids purification products and lightweight cat litters.

According to third party market research data for retail sales1, total dollar sales of the cat litter category, not including ecommerce sales, for the latest 52-week period ending February 25, 2017, were approximately $2.2 billion, up 1.3% over the prior year. For the latest 12-week period, total dollar sales were $512,342,950, down 0.3% over the prior year.

Total dollar sales of all Oil-Dri lightweight litter, including Cat’s Pride Scoopable, Cat’s Pride Fresh & Light, Cat’s Pride Fresh & Light Ultimate Care and private label lightweight totaled $64,502,518 over the same 52-weeks, up 0.6% over the prior year. For the same 12-week period, total dollar sales were $15,091,818, down 3.8% over the prior year.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

Our television advertising restarted in January which coincided with shipments of our Cat’s Pride Fresh & Light Ultimate Care products featuring limited edition packaging highlighting our partnership with actress Katherine Heigl and the Jason Debus Heigl Foundation.

In addition to the positive branded activity, we gained new distribution of our private label lightweight products.

Our Business to Business products performed well in both periods. We received positive customer feedback on Varium, our new non-antibiotic growth promoting product for poultry. Pure-Flo bleaching clay products also achieved increased sales in the period.”

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

SEGMENT REVIEW

BUSINESS TO BUSINESS

Second Quarter
	Three-Month Period
	November 1 - January 31		Change
	Fiscal 2017	Fiscal 2016
Net Sales	$23,261,000	$22,625,000	3%
Segment Income	$7,815,000	$7,576,000	3%

Year-To-Date
	Six-Month Period
	August 1 - January 31		Change
	Fiscal 2017	Fiscal 2016
Net Sales	$50,734,000	$48,446,000	5%
Segment Income	$17,223,000	$16,745,000	3%

Net sales of animal health products were up in the United States and Asian markets, aided by sales by Amlan Trading (Shenzhen) Company, Ltd., our Chinese subsidiary. A change in distribution negatively impacted Latin America sales in both periods. We are optimistic that the change will improve sales and income in future periods.

Increased net sales of fluids purification products in both periods was driven by sales to the edible oil refining market.

Segment income for the quarter reflected lower marketing costs for animal health products, while lower packaging costs contributed to the increase in segment income for the six-month period.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

RETAIL AND WHOLESALE

Second Quarter
	Three-Month Period
	November 1 - January 31		Change
	Fiscal 2017	Fiscal 2016
Net Sales	$41,913,000	$42,742,000	-2%
Segment Income	$4,987,000	$4,295,000	16%

Year-To-Date
	Six-Month Period
	August 1 - January 31		Change
	Fiscal 2017	Fiscal 2016
Net Sales	$81,052,000	$84,716,000	-4%
Segment Income	$4,480,000	$9,697,000	-54%

The removal of low margin cat litter business resulted in lower net sales of branded and private label cat litters for the second quarter and first six-months of fiscal 2017. The decrease in net sales was partially offset by increased sales of Cat’s Pride Fresh & Light Ultimate Care and private label lightweight scoopable litters. Sales of industrial and automotive absorbent products were 7% higher for the second quarter.

Improved segment income in the second quarter included an approximate $400,000 reduction in advertising expense compared to the same quarter in the prior year. An approximate $5,000,000 increase in advertising expense in support of Fresh & Light Ultimate Care resulted in reduced segment income for the first six months of fiscal 2017.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

FINANCIAL REVIEW
(First Six-month Period of Fiscal 2017 Ended January 31, 2017)

At January 31, 2017, cash, cash equivalents, and short-term investments totaled $24,918,000 compared to $28,919,000 one year ago.

Cash provided by operating activities was $9,093,000, which was $7,958,000 lower than the $17,051,000 for the same period last year. This decrease was primarily the result of lower net income and the payout of the prior fiscal year's accrued incentive bonus.

Capital expenditures for the period totaled $7,279,000 which was $890,000 more than depreciation and amortization of $6,389,000. Capital expenditures included the ongoing implementation and testing of a new enterprise resource planning system and related infrastructure improvements, as well as equipment replacement at our manufacturing facilities. By comparison, capital expenditures totaled $4,795,000 one year ago.

On December 13, 2016, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.22 per share of outstanding Common Stock and $0.165 per share of outstanding Class B Stock. The dividends were paid on March 3, 2017, to stockholders of record at the close of business on February 17, 2017. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for each of the last thirteen years. At the end of the second quarter, the annualized dividend yield on the Company’s Common Stock was 2.6%, based on the closing stock price on January 31, 2017 of $33.65 per share and the latest quarterly cash dividend of $0.22 per share.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

LOOKING FORWARD

President and Chief Executive Officer, Daniel Jaffee continued, “On the consumer side of the business, we remain focused on driving brand awareness and trial of Cat’s Pride Fresh & Light Ultimate Care products and gaining a larger share of the private label lightweight segment.

In the back half of the year, we will continue to advertise through television, digital, social, mobile, and video media channels. However, we plan to reallocate some of our anticipated spending, reducing overall advertising and increasing trade promotions. We expect general marketing expense to continue to be significant, but slightly less than the total spend in fiscal 2016.

Within the Business to Business products group, we look forward to continuing to expand distribution of our newest animal health products, Varium and NeoPrime.

It is well known that there is a global effort to reduce or eliminate the use of antibiotics in livestock production. We continue to believe that Varium will become one of several viable options helping poultry producers in this effort.”
###

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for crop and horticultural, fluids purification, animal health, sports field, industrial and automotive markets and is a leading manufacturer of cat litter.

The Company will offer a live webcast of the second quarter earnings teleconference on Monday, March 13, 2017 from 10:00 am to 10:30 am, Central Time. Teleconference details will be communicated via web alert approximately one week prior to the call.

1Based in part on data reported by Nielsen through its Nielsen Answers Core Service for the Pet Care Category for the 52 and 12 week periods ended February 25, 2017, for the U.S. market. Copyright © 2017 Nielsen.

“Oil-Dri,” “Cat’s Pride,” “Fresh & Light,” “Fresh & Light Ultimate Care,” “Pure-Flo” and “Amlan” are registered trademarks of Oil-Dri Corporation of America. “Varium” and “NeoPrime” are trademarks of Oil-Dri Corporation of America. “The Jason Debus Heigl Foundation” is a trademark of The Jason Debus Heigl Foundation.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for per share amounts)
(unaudited)
	Second Quarter Ended January 31,
	2017	% of Sales	2016	% of Sales
Net Sales	$65,174	100.0%	$65,367	100.0%
Cost of Sales	(46,049)	(70.7)%	(46,305)	(70.8)%
Gross Profit	19,125	29.3%	19,062	29.2%
Selling, General and Administrative Expenses	(13,538)	(20.8)%	(13,662)	(20.9)%
Operating Income	5,587	8.6%	5,400	8.3%
Interest Expense	(238)	(0.4)%	(252)	(0.4)%
Other Expense	(105)	(0.2)%	(79)	(0.1)%
Income Before Income Taxes	5,244	8.0%	5,069	7.8%
Income Tax Expense	(994)	(1.5)%	(1,248)	(1.9)%
Net Income	$4,250	6.5%	$3,821	5.8%
Net Income Per Share:
Basic Common	$0.63		$0.57
Basic Class B Common	$0.47		$0.43
Diluted Common	$0.58		$0.53
Average Shares Outstanding:
Basic Common	5,019		4,982
Basic Class B Common	2,088		2,055
Diluted Common	7,155		7,096

	Six Months Ended January 31,
	2017	% of Sales	2016	% of Sales
Net Sales	$131,786	100.0%	$133,162	100.0%
Cost of Sales	(91,936)	(69.8)%	(93,447)	(70.2)%
Gross Profit	39,850	30.2%	39,715	29.8%
Selling, General and Administrative Expenses	(31,217)	(23.7)%	(26,539)	(19.9)%
Operating Income	8,633	6.6%	13,176	9.9%
Interest Expense	(489)	(0.4)%	(511)	(0.4)%
Other Expense	(221)	(0.2)%	(56)	—%
Income Before Income Taxes	7,923	6.0%	12,609	9.5%
Income Tax Expense	(1,664)	1.3%	(3,365)	(2.5)%
Net Income	$6,259	4.7%	$9,244	6.9%
Net Income Per Share:
Basic Common	$0.93		$1.39
Basic Class B Common	$0.70		$1.04
Diluted Common	$0.86		$1.28
Average Shares Outstanding:
Basic Common	5,011		4,978
Basic Class B Common	2,077		2,046
Diluted Common	7,145		7,074

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

CONSOLIDATED BALANCE SHEETS
(in thousands, except for per share amounts)
(unaudited)

		As of January 31,
		2017	2016
Current Assets
Cash and Cash Equivalents		$17,560	$13,827
Short-term Investments		7,358	15,092
Accounts Receivable, Net		32,047	30,708
Inventories		23,217	22,949
Prepaid Expenses		12,596	10,144
Total Current Assets		92,778	92,720
Property, Plant and Equipment, Net		81,498	79,449
Other Assets		32,298	26,754
Total Assets		$206,574	$198,923

Current Liabilities
Current Maturities of Notes Payable		$3,083	$3,083
Accounts Payable		7,316	7,704
Dividends Payable		1,485	1,407
Accrued Expenses		17,614	19,960
Total Current Liabilities		29,498	32,154
Noncurrent Liabilities
Notes Payable		9,147	12,201
Other Noncurrent Liabilities		47,424	36,497
Total Noncurrent Liabilities		56,571	48,698
Stockholders' Equity		120,505	118,071
Total Liabilities and Stockholders' Equity		$206,574	$198,923

Book Value Per Share Outstanding		$17.00	$16.81

Acquisitions of:
Property, Plant and Equipment	Second Quarter	$2,984	$3,030
	Year To Date	$7,279	$4,795
Depreciation and Amortization Charges	Second Quarter	$3,230	$2,975
	Year To Date	$6,389	$5,914

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months Ended
	January 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$6,259	$9,244
Adjustments to reconcile net income to net cash
provided by operating activities, net of acquisition:
Depreciation and Amortization	6,389	5,914
(Increase) Decrease in Accounts Receivable	(1,829)	521
Decrease (Increase) in Inventories	11	(1,674)
Increase (Decrease) in Accounts Payable	852	(201)
(Decrease) Increase in Accrued Expenses	(1,698)	3,295
Increase in Pension and Postretirement Benefits	1,001	554
Other	(1,892)	(602)
Total Adjustments	2,834	7,807
Net Cash Provided by Operating Activities	9,093	17,051

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(7,279)	(4,795)
Net Dispositions (Purchase) of Investment Securities	2,831	(12,900)
Other	2	249
Net Cash Used in Investing Activities	(4,446)	(17,446)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(3,083)	(3,484)
Dividends Paid	(2,956)	(2,783)
Purchase of Treasury Stock	(122)	(18)
Other	377	336
Net Cash Used in Financing Activities	(5,784)	(5,949)

Effect of exchange rate changes on cash and cash equivalents	68	33

Net Decrease in Cash and Cash Equivalents	(1,069)	(6,311)
Cash and Cash Equivalents, Beginning of Period	18,629	20,138
Cash and Cash Equivalents, End of Period	$17,560	$13,827

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256